UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported) June 30, 2021

QUANTA, INC.

(Exact name of registrant as specified in its chapter)

Nevada	000-56025	81-2749032
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

632 S Glenwood Place, Burbank, CA	91506
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (818) 659-8052

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Item 1.01. Entry into a Material Definitive Agreement.

On July 5, 2019, the Company entered into a consulting and advisory agreement (the “Agreement”) with Eden Capital LLC. Pursuant to the Agreement the Company issued Eden 4,699,655 shares of the Company’s common stock. The description of the Agreement is qualified in its entirety by reference to Agreement provided herewith as an exhibit.

Item 5.02 Appointment of Directors

On June 30, 2021 Grant Mikaelian and Pauline Ranjbar accepted appointments to the Company’s board of directors. Grant Mikaelian was also appointed as executive vice president, and Pauline Ranjbar was appointed as corporate secretary.

Grant Mikaelian, 28, began working with Medolife in 2013. Mr. Mickaelian started as a Marketing & Sales Department Manager, eventually becoming the Company’s Chief Business Development Officer.

Pauline Ranjbar, 34 began with Quanta in March 2021. Prior to joining Quanta she was as an Admissions Representative at the Los Angeles Film School and was the Customer Service and Training Supervisor at Clay Lacy. She has 18 years of Customer Service experience and is fluent in Farsi, French and English. Ms. Ranjbar graduated from Concordia University in Montreal, Canada earning a degree in Women’s Studies.

Item 8.01 Other Events.

On July 1, 2021, the Company filed an application for the OTCQB Venture Market. The Company’s securities are currently quoted on OTC Markets Group’s Pink Open Market tier. According to OTC Markets Group, the OTCQB® Venture Market is for entrepreneurial and development stage U.S. and international companies. To be eligible, companies must be current in their reporting and undergo an annual verification and management certification process. Companies must meet $0.01 bid test.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Consulting and Advisory Agreement with Eden Capital LLC dated July 5, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Quanta, Inc. has caused this report to be signed on its behalf by the undersigned duly authorized person.

QUANTA, INC..

Dated: July 1, 2021	By:	/s/ Arthur Mikaelian